Exhibit 10.9

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

# LITIGATION FUNDING AGREEMENT

Litigation Funding Agreement, dated as of February 11, 2022 (the "*Agreement*"), between Omni Bridgeway (Fund 4) Invt. 3 L.P., located at 437 Madison Avenue, 36th Floor, New York, New York 10022 ("*Omni*") and Novelstem International Corp., located at 2255 Glades Road, Suite 221A, Boca Raton, Florida 33431 (the "*Claimant*").

This Agreement consists of the Transaction Summary (the "*Transaction Summary*") set forth below and the Exhibits hereto. This Agreement is subject to the General Terms and Conditions set forth in Exhibit A (the "*General Terms and Conditions*") which are incorporated herein by reference without any modification whatsoever except as agreed herein by the parties hereto. The Transaction Summary and General Terms and Conditions, together with any additional exhibits and annexes, constitute a single integrated Agreement governing the Transaction. The abbreviations "TS" and "GTC" are used when referring to an Article or Section in the Transaction Summary or General Terms and Conditions, as applicable.

In consideration for the promises contained in this Agreement, the parties agree to be bound as follows:

## TRANSACTION SUMMARY

## 1. DEFINITIONS

Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the General Terms and Conditions or otherwise as specifically defined. In addition:

| | |
|---|---|
| "*Arbitration*" | Means the legal proceedings in the arbitration captioned *Novelstem International Corp. v. C.P. Group, Inc.,* American Arbitration Association Case No. 01-20-0015-2410-1-MK. |
| "*Assigned Rights*" | Means such portion of Claimant's right, title, claims, powers, privileges, and interest in and to any and all of the following, but only up to and not exceeding an amount equal to the Investment Return plus the Transaction Fee (as such terms are defined in TS Sections 4.1 and 4.3 respectively below): (a) the Claims and the Litigation; (b) the right to receive Litigation Proceeds; (c) all obligations owed to Claimant by Defendant in connection with the Claims and the Litigation; (d) the economic benefit of any other amounts received by Claimant in connection with the Claims and/or the Litigation; and (e) all proceeds of the Claims and/or the Litigation. Omni will not directly acquire an ownership interest in the Netco Partners Joint Venture (the "*NP Joint Venture*"), regardless of how the Litigation is resolved; provided, however, that Claimant acknowledges and agrees that any media rights or other cash proceeds recovered from any such ownership interests in relation to the NP Joint Venture shall be treated as Litigation Proceeds and therefore included in the definition of Assigned Rights. |
| "*Committed Funding Amount*" | Has the meaning set forth in TS Section 3.1. |
| "*Claims*" | The claims that Claimant has against each Defendant in connection with the Litigation, including those asserted in the Arbitration. |

| | |
|---|---|
| *"Delayed Delivery Penalty"* | Means an amount equal to 7.5% per annum of the amount of any proceeds in respect of the Investment Return received by Claimant but not timely delivered, or caused to be delivered to, Omni pursuant to the terms and conditions of TS Article 4. |
| *"Defendant"* | Means C.P. Group, Inc. and any others against whom the Litigation is commenced or against whom Claimant brings Claims in the Litigation. |
| *"Funding Amount"* | Means each amount paid by Omni pursuant to the terms and conditions of TS Article 3. |
| *"Funding Date"* | Has the meaning set forth in TS Section 3.2. |
| *"Initial Funding Amount"* | Has the meaning set forth in TS Section 3.1.1. |
| *"Initial Funding Date"* | Has the meaning set forth in TS Section 3.1.1. |
| *"Lawyers"* | Pryor Cashman LLP and/or any substitute or additional legal counsel engaged by Claimant with respect to the Claims or the Litigation and who are approved by Omni, which approval shall not be unreasonably withheld. |
| *"Litigation"* | Means the Arbitration and any other legal proceedings related to the Claims against Defendant, and any appeal or remand therefrom or proceedings in connection therewith, and any new proceedings that may arise from the facts and/or Claims (such as collection or enforcement proceedings). |
| *"Litigation Costs"* | Out-of-pocket costs related to the Litigation (but excluding Litigation Fees), which may include, among others, expert witness and consultant fees and costs, travel and lodging costs, and other reasonable reimbursable expenses incurred, which will be funded as described in Exhibit D attached hereto. |
| *"Litigation Expenses"* | Means collectively, Litigation Costs and Litigation Fees. |
| *"Litigation Fees"* | Reasonable fees payable to the Lawyers for legal services related to the Litigation (but excluding Litigation Costs). |
| *"Litigation Proceeds"* | Any and all consideration actually paid or received directly or indirectly to or for the benefit of Claimant by or on behalf of Defendant in connection with the Litigation (whether by judgment, Settlement, licensing or otherwise), including any damages (punitive or otherwise), penalties, interest and other amounts paid or property transferred in respect of the Litigation. Without limiting the generality of the foregoing, Litigation Proceeds shall be determined without taking into consideration, and shall not be reduced by, (a) any fees or expenses incurred in connection with obtaining or collecting the Litigation Proceeds (including any contingency fees), and (b) recoupments or set-offs of any kind, including recoupments or set-offs in respect of any counterclaims or cross-claims asserted against Claimant by any party. Litigation Proceeds may include, without limitation, any consideration |

that may be received by Claimant from an acquisition, license arrangement, development agreement, or sale, license, or other similar transaction involving technology or intellectual property, or any equity or other securities that may be received by Claimant pursuant to a Settlement or arbitration award). Litigation Proceeds may not include a direct ownership interest in the NP Joint Venture; provided, however, that Claimant acknowledges and agrees that any media rights or other cash proceeds recovered from any such ownership interests in relation to the NP Joint Venture shall be treated as Litigation Proceeds.

| | |
|---|---|
| *"Purchase Price"* | Has the meaning set forth in TS Section 2.1. |
| *"Request"* | Means a form of written disbursement request substantially in the form of Exhibit C hereof. |
| *"Retainer Agreement"* | Means that certain Retainer Agreement, dated as of May 31, 2019 (as may be amended, restated, supplemented, or otherwise modified from time to time), between Lawyers and Claimant, pursuant to which Lawyers agreed to represent Claimant in the Litigation. |

## 2. AGREEMENT TO PURCHASE AND SELL

2.1 Purchase and Sale of Assigned Rights. Subject to the terms and conditions of this Agreement, Claimant hereby agrees to sell to Omni, and Omni hereby agrees to purchase from Claimant, in exchange for the Purchase Price (as defined herein), all of Claimant's rights, title and interest in and to the Assigned Rights without reduction, set-off or counterclaim. The term *"Purchase Price"* means an amount equal to all Disbursed Funding Amounts paid by Omni from time to time. For all intents and purposes hereunder, Claimant is a seller of the Assigned Rights and Omni is a purchaser of the Assigned Rights.

2.2 Retained Interest in Claims. The parties hereby expressly acknowledge and agree that the Assigned Rights are being irrevocably sold by Claimant and purchased by Omni for the Purchase Price pursuant to this Agreement, and that from and after the date hereof Omni shall be the sole, absolute, and indefeasible owner of the Assigned Rights (which is intended to provide Omni with a future right to recover Litigation Proceeds from the Claims in accordance with the terms and conditions of this Agreement). For the avoidance of doubt, the Assigned Rights do not include the actual Claims (it being understood that the Assigned Rights merely provide the financial benefit of the Litigation Proceeds, if any, to be received from the Claims, but that the right to enforce the Claims rests exclusively with the Claimant) or Claimant's ownership interest in the NP Joint Venture.

## 3. FUNDING AMOUNT

3.1 Funding Amounts and Structure. Omni's maximum obligation to pay Funding Amounts hereunder shall be $1,000,000 (the *"Committed Funding Amount"*). Subject to this TS Article 3, including the applicable conditions set forth in TS Section 3.3 below, each Funding Amount shall be disbursed as follows:

3.1.1 Initial Funding Amount. Within three (3) business days of the date hereof (the *"Initial Funding Date"*), Omni shall pay [redacted] (the *"Initial Funding Amount"*). A portion of the Initial Funding Amount equal to [redacted] shall reimburse previously incurred and paid

Litigation Expenses and a portion of the Initial Funding Amount equal to $170,000 shall be treated as Claimant's working capital.

3.1.2 Litigation Fees. Omni shall pay 100% of Litigation Fees as incurred by the Lawyers in connection with the Litigation through the conclusion of the Arbitration and any post-hearing motions and award confirmation proceedings (the "*Litigation Fees Funding Amounts*"), as provided in monthly invoices submitted by the Lawyers to the Claimant (and for which Claimant has authorized payment), within thirty (30) days of receipt of each invoice, up to, but not to exceed, after accounting for the Initial Funding Amount paid by Omni under TS Section 3.1.1, an additional [redacted] (the "*Fees Cap*"). Notwithstanding the foregoing, Litigation Fees Funding Amounts shall not include, and Omni shall not be responsible for paying, any Litigation Fees incurred by the Lawyers in proceedings in any court of competent jurisdiction to vacate, modify, or correct any award provided in the Arbitration (any such Litigation Fees, the "*Ancillary Fees*"). The party or parties who shall be responsible for paying any Ancillary Fees shall be determined through further negotiation and agreement between the Claimant, the Lawyers, and Omni, each acting in good faith; provided, however, that until Omni has agreed to do so, Omni shall have no obligation to pay any Ancillary Fees.

3.1.3 Litigation Costs. Omni shall pay 100% of Litigation Costs as incurred by the Lawyers in connection with the Litigation through the conclusion of the Litigation and any post-hearing motions and award confirmation proceedings (the "*Litigation Costs Funding Amounts*" and together with the Litigation Fees Funding Amounts, the "*Litigation Funding Amounts*" and each a "*Litigation Funding Amount*" and collectively with the Initial Funding Amount, the "*Funding Amounts*" and each a "*Funding Amount*"), as provided in monthly invoices submitted by the Lawyers to the Claimant (and for which Claimant has authorized payment), up to, but not to exceed, [redacted] (the "*Costs Cap*" and together with the Fees Cap, the "*Expense Caps*" and each an "*Expense Cap*").

Claimant represents and warrants to Omni that the Lawyers have agreed that the Lawyers shall be responsible for any Litigation Fees in excess of the Fees Cap, and Claimant acknowledges and understands that Omni shall not be responsible for paying any Litigation Fees in excess of the Fees Cap. Claimant, and not the Lawyers nor Omni, shall be fully and solely responsible for and shall pay to the Lawyers any Litigation Costs in excess of the Costs Cap. Under no circumstances shall Omni be obligated to pay amounts in excess of the Committed Funding Amount (and respectively, each Expense Cap).

3.2 Funding Dates. Subject to the conditions set forth below, Omni shall pay the full amount of any Litigation Funding Amount due and owing within three (3) business days of the completion of all conditions precedent set forth in TS Section 3.3 below (each such date, along with the Initial Funding Date, the "*Funding Dates*" and each a "*Funding Date*").

3.3 Conditions for Funding. Omni shall pay the amounts described above upon satisfaction of the following conditions.

3.3.1 Solely with respect to the Initial Funding Amount made by Omni:

3.3.1.1 Omni shall have received all customary closing documentation it shall reasonably request (including relating to the legal power, capacity and authorization of Claimant to enter into this Agreement and a signed Request for the Initial Funding Amount);

3.3.1.2 Omni shall have received a completed Irrevocable Instruction from the Lawyers; and

3.3.1.3 Omni shall have received unconditional approval from its investment committee to enter into this Agreement.

3.3.2 With respect to all Funding Amounts made by Omni:

3.3.2.1 Claimant shall provide a Request at least ten (10) business days prior to the relevant Funding Date (and with respect to the Initial Funding Amount, such Request is provided on the date hereof);

3.3.2.2 Claimant certifies in the Request, as of the date of such Request and as of the date of the requested funding: (a) Claimant has not breached and is not in default of any of its material covenants, representations, warranties, or other obligations under this Agreement, (b) no other Event of Default has occurred and is continuing, and (c) no other event has occurred or circumstance exists that would, with the giving of notice and/or the passage of time, ripen into an Event of Default;

3.3.2.3 Claimant certifies in the Request that its representations and warranties in the Agreement are true and correct as of the date of the Request and as of the date Omni pays such Funding Amount; and

3.3.2.4 Omni shall have received, in form and substance satisfactory to it, a copy or copies of the relevant invoices from the Lawyers or vendors to Claimant and Claimant's approval of such invoices.

3.4 Payment Instruction. Omni shall pay any funding to an account of the Lawyers specified to Omni in the Request.

**4. INVESTMENT RETURN AND PAYMENT WATERFALL**

4.1 Investment Return. Claimant shall pay or cause the Lawyers to pay Omni an investment return calculated as follows (the "*Investment Return*"). The Investment Return as calculated under subsection (a) of TS Section 4.1.1 through 4.1.4 below, as applicable, is referred to as the "*Multiple Return*" and the Investment Return as calculated under subsection (b) of TS Sections 4.1.1 through 4.1.4 below, as applicable, is referred to as the "*Percentage Return*".

4.1.1 If payment is received by Omni before [redacted] from the date hereof, an amount equal to the greater of (a) (i) the Disbursed Funding Amount plus (ii) [redacted]) the Disbursed Funding Amount, or (b) [redacted] of the gross Litigation Proceeds;

4.1.2 If payment is received by Omni on or after [redacted] and before [redacted] from the date hereof, an amount equal to the greater of (a) (i) the Disbursed Funding Amount plus (ii) [redacted] the Disbursed Funding Amount, or (b) [redacted] of the gross Litigation Proceeds;

4.1.3 If payment is received by Omni on or after [redacted] and before [redacted] from the date hereof, an amount equal to the greater of (a) (i) the Disbursed

Funding Amount plus (ii) [redacted] the Disbursed Funding Amount, or (b) [redacted] of the gross Litigation Proceeds; and

4.1.4 If payment is received by Omni on or after [redacted] from the date hereof, an amount equal to the greater of (a) (i) the Disbursed Funding Amount plus (ii) [redacted] the Disbursed Funding Amount, or (b) [redacted] of the gross Litigation Proceeds, plus the annualized compound interest set forth in TS Section 4.2 below.

Notwithstanding the foregoing provisions in TS Sections 4.1.1, 4.1.2, 4.1.3, and 4.1.4, if payment of Litigation Proceeds are received by Omni before the commencement of the Arbitration (as measured by the first day of the hearing currently scheduled to begin on July 25, 2022), the applicable multiple referred to in the Multiple Return above shall be reduced by one-fourth times (0.25x) and the applicable percentage referred to in the Percentage Return shall be reduced by two and one-half percent (2.5%).

4.2 Compound Interest on or after Eighteen (18) Months. Solely with respect to the Investment Return as calculated pursuant to TS Section 4.1.4 above, whether such calculation is under subsection (a) or (b) thereof, if any Litigation Proceeds are paid to Omni on or after eighteen (18) months from the date hereof, an additional five percent (5%) of interest, compounded annually, will be added to the Investment Return calculated thereunder, with such interest accruing starting the date that is nineteen (19) months from the date hereof.

4.3 Transaction Fee. Exclusive of the Investment Return, the Claimant shall pay Omni a one-time transaction fee of $20,000 (the "*Transaction Fee*") from the Litigation Proceeds received, as specified in Section 4.4 below.

4.4 Payment Waterfall. The Litigation Proceeds shall be paid in the following order of priority:

4.4.1 First, to Omni, an amount equal to the Transaction Fee plus the Disbursed Funding Amount;

4.4.2 Second, on a *pro rata* basis (according to size of the entitlement), Omni shall receive the remainder of the Investment Return and the Claimant shall receive up to [redacted] of documented Litigation Expenses that it has paid in the Litigation; and

4.4.3 Third, to the Claimant, any remaining amounts of Litigation Proceeds after Omni and Claimant has been paid all amounts under TS Section 4.4.2 above.

Claimant acknowledges and understands that there may be limited or no Litigation Proceeds received from the Litigation and there is the possibility that Omni recovers the majority or all of the Litigation Proceeds in the Litigation pursuant to the terms and conditions of the return and waterfall structure set forth in this TS Article 4. Claimant expressly agrees that the foregoing outcome is acceptable in all respects.

4.5 No Clawback. Except in the case of clear error, payments made pursuant to the waterfall are not subject to clawback or reimbursement.

4.6 Delayed Delivery Penalty. If Claimant (or the Lawyers on its behalf) fails to timely deliver to Omni any Litigation Proceeds due and owing under this Agreement within thirty (30) days of Claimant or Lawyers' receipt thereof, the Claimant shall, on Omni's demand, be required to pay the Delayed Delivery Penalty (before as well as after any judgment or verdict, if applicable) on top of the

Investment Return when paid, with the Delayed Delivery Penalty accruing each day after the original delivery date therefor until actual delivery by Claimant (or the Lawyers) has been made.

4.7 Multiple Payments. In the event Claimant receives more than one Settlement or receives payments of Litigation Proceeds in separate amounts over time, and the applicable "greater of" calculation is the Multiple Return under subsection (a) of the applicable subsections of TS Section 4.1, each payment made to Omni (whether as a result of the application of Litigation Proceeds provided for below or a payment from other sources) shall be reduced by previous payments already made to Omni. For example, if Claimant receives [redacted] of Litigation Proceeds when Omni has deployed [redacted] and the Investment Return is the Multiple Return under TS Section 4.1.2, Omni will be entitled to receive [redacted] (the Disbursed Funding Amount of [redacted] plus 1x the Disbursed Funding Amount). Thereafter, if Claimant receives another [redacted] of Litigation Proceeds and the Investment Return is the Multiple Return under TS Section 4.1.3, Omni will be entitled to receive [redacted] (the Disbursed Funding Amount of [redacted], plus [redacted] the Disbursed Funding Amount), minus the [redacted] Omni already received from the previous payment, for a total of [redacted].

4.8 Non-Cash Resolution Shortfall. In the event Claimant obtains a favorable final determination in the Arbitration on one or more of its claims (a "*Favorable Final Determination*"), but the Claimant does not seek and obtain Litigation Proceeds that are sufficient to satisfy Omni's Investment Return in cash as calculated under the applicable Multiple Return (including any interest under TS Section 4.2, if applicable) within six (6) months from the date of the Favorable Final Determination, Claimant shall pay, or otherwise compensate Omni, any remaining amount as required to satisfy Omni's then applicable Multiple Return *plus* an additional [redacted] the Disbursed Funding Amount (the "*Determination Payment*"), with the Determination Payment to be made within six (6) months from the date of the Favorable Final Determination. In the event the Claimant fails to make the Determination Payment within such six (6) month timeframe, the Claimant's obligations hereunder shall be converted to a recourse loan, with the principal amount equal to the Determination Payment and an annualized, compound interest rate of five percent (5%), payable quarterly, which shall mature and be due and owing eighteen (18) months from the date of the Final Favorable Determination. In such an event, Omni may require Claimant to execute a reasonable and customary promissory note or other credit documentation in a form to be provided by Omni to the Claimant at such time. In the event the Claimant receives non-cash Litigation Proceeds, Claimant shall, upon Omni's request, grant to Omni a first priority security interest in such non-cash Litigation Proceeds in connection with the aforementioned recourse loan, and Omni shall be entitled to take any and all steps as may be necessary to perfect its security interest in such non-cash Litigation Proceeds.

## 5. ADDITIONAL PROVISIONS

The following additional provisions, including any modifications to the General Terms and Provisions, apply.

5.1 Lawyers Arrangements. Claimant will not alter or supplement the arrangements with the Lawyers (including, without limitation, by agreeing to any contingent or success fee payable pursuant to the Retainer Agreement) that would impact in an adverse manner the economic return and payment priority provided to Omni as set forth in this Agreement.

5.2 Reserved.

5.3 Sale of Assets or Controlling Interest. Claimant may sell or transfer a controlling interest in the Claimant, or substantially all of Claimant's assets (including, in each case, as part of any proposed

or actual Settlement), only if the following conditions are met (any of which may be waived in Omni's sole discretion): (a) the sale or transfer will yield Litigation Proceeds sufficient to pay under TS Article 4 Omni's full Investment Return, (b) Omni has provided its prior written consent to such sale or transfer, such consent not to be unreasonably withheld or delayed, (c) Omni agrees in writing to be bound by the terms and conditions of this Agreement and the Retainer Agreement, and (d) Claimant agrees that it shall cause any proceeds received in connection with any such sale or transfer to be held in trust for the benefit of Omni and shall be applied as Litigation Proceeds as provided herein. Any money or other things of value received by Claimant from such sale or transfer shall be included in the Litigation Proceeds and any recovery under TS Article 4 hereunder.

5.4 [redacted]

**[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]**

**IN WITNESS WHEREOF**, the parties have executed this Agreement as of the date first above written.

**NOVELSTEM INTERNATIONAL CORP.**

By: ______________________
Name: JAN LOEB
Title: CHAIRMAN

**OMNI BRIDGEWAY (FUND 4) INVT. 3 L.P.**

By: Omni Bridgeway Capital (Fund 4) GP LLC, its general partner

By: Omni Bridgeway Holdings (USA) Inc., its managing member

By: ______________________
Name: James A. Batson
Title: Board Member

By: ______________________
Name: Christopher J. Young
Title: Secretary

**DISCLAIMER: THIS AGREEMENT IS A LEGALLY BINDING CONTRACT, ENFORCEABLE IN ACCORDANCE WITH ITS TERMS AND CONDITIONS. EACH PARTY ACKNOWLEDGES THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH AND BE REPRESENTED BY INDEPENDENT COUNSEL OF THEIR CHOOSING IN THE REVIEW AND EXECUTION OF THIS AGREEMENT, HAS BEEN ADVISED BY OMNI BRIDGEWAY TO DO SO, AND IS FULLY AWARE OF THE CONTENTS OF THIS AGREEMENT AND OF ITS LEGAL EFFECT. EACH PARTY AGREES THAT IT IS ENTERING INTO THIS AGREEMENT FREELY, WITHOUT DURESS OR COERCION, AND BASED ON ITS OWN INDEPENDENT JUDGMENT.**